Exhibit 99.1

Sandusky, Ohio, December 9, 2013 - First Citizens Banc Corp (NASDAQ: FCZA) and The Citizens Banking Company today announced the early retirement of Charles C. Riesterer and a one-time pre-tax non-cash pension expense of $2.25 million related to 2013 retirements.

James O. Miller, President and CEO stated, “We are announcing the early retirement of Charles C. Riesterer, Executive Vice President of Lending for the Citizens Bank and Senior Vice President for First Citizens Banc Corp. Mr. Riesterer, 59, has been with Citizens Bank since 1976 and has primarily spent his career in lending. He is currently head of the bank’s lending function. Mr. Riesterer, who has agreed to remain a member of the bank’s loan committee, elected early retirement as a result of family health reasons. Mr. Riesterer’s duties as head of lending will be assumed by Dennis G. Shaffer. Mr. Shaffer is Executive Vice President of Commercial Lending at Citizens Bank and a Senior Vice President of First Citizens Banc Corp. He has been with the company since 2009 and has 29 years in the banking industry.”

Mr. Miller added, “During the course of 2013, we have had a number of employees retire, many of which were early retirements. We do not intend to replace many of the positions. As a result of those retirements we are recognizing a pre-tax non-cash charge of approximately $2.25 million associated with our defined benefit pension plan. While the immediate impact is a pre-tax non-cash expense of $2.25 million, the pre-tax annual salaries and benefits associated with these positions is approximately $1.4 million.”

Mr. Miller continued, “We expected net earnings for the fourth quarter, absent the pension charge, to be approximately $2.1 million, which would have made it the strongest quarter for the year. We estimate the net earnings after the pension charge will be $670 thousand for the fourth quarter.”

First Citizens Banc Corp is a $1.1 billion financial holding company headquartered in Sandusky, Ohio. Citizens Banking Company operates 28 locations in central and north central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common stock is traded on the Nasdaq Capital Market under “FCZA”.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

CONTACT:	James O. Miller
President and
Chief Executive Officer
(419) 627-4555
jomiller@fcza.com